DGSE Announces Entry into Loan Agreement with NTR Metals, LLC

DGSE Companies, Inc. (NYSE MKT: DGSE) today announced that it has entered into a Loan Agreement (the “Loan Agreement”) with its majority shareholder, NTR Metals, LLC (“NTR”), through which NTR will provide to DGSE a guidance line of revolving credit in an amount of up to $7,500,000 (the “Line of Credit”).

“Our new credit facility with NTR Metals grants DGSE the flexibility to pursue growth in our core business lines at terms that are extremely favorable to DGSE,” stated William Oyster, President and CEO of DGSE Companies, Inc.

The new credit facility carries an interest rate of two percent (2%) per annum for all funds borrowed pursuant to the Loan Agreement. Proceeds from the first draw of funds from the Line of Credit were used to repay DGSE’s indebtedness to Texas Capital Bank, N.A. (“TCB”). Future funds drawn on the Line of Credit will be used as working capital in the ordinary course of business of DGSE.

John Loftus, President of NTR Metals, LLC added, “Today’s announcement by DGSE Companies represents an important statement regarding NTR’s enthusiasm for DGSE’s current financial stability and future growth expectations.”

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com.

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE MKT Exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, DGSE has presented non-GAAP financial measures such as EBITDA. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors because they are an integral part of the Company's internal evaluation of operating performance. In addition, they are measures that DGSE uses to evaluate management's effectiveness. DGSE's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Contact:

DGSE Companies, Inc.

William H. Oyster, 972-484-3662

Chairman and CEO